UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 6, 2007

To our stockholders:

We invite you to our 2007 annual meeting of stockholders, which will be held at the Quinnipiack Club, 221 Church Street, New Haven, Connecticut 06510 on Wednesday, June 6, 2007 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect three Class I Directors for the ensuing three years;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 20, 2007, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

MARY KAY FENTON
Secretary

New Haven, Connecticut

April 30, 2007

i

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2007 Annual Meeting of Stockholders

To Be Held on June 6, 2007

This proxy statement contains information about the 2007 annual meeting of stockholders of Achillion Pharmaceuticals, Inc., including postponements and adjournments of the meeting. We are holding the meeting at the Quinnipiack Club, 221 Church Street, New Haven, Connecticut 06510 on Wednesday, June 6, 2007 at 9:00 a.m., local time.

In this proxy statement, we refer to Achillion Pharmaceuticals, Inc. as “Achillion,” “we” and “us.”

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting.

We are mailing our Annual Report to Stockholders for the year ended December 31, 2006 with these proxy materials on or about May 3, 2007.

You can find our Annual Report on Form 10-K for the year ended December 31, 2006 on the Internet at our website at www.achillion.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, from us by sending a written request to: ir@achillion.com or Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Who can vote at the annual

meeting?

A. To be able to vote, you must have been a stockholder of record at the close of business on April 20, 2007, the record date for our annual meeting. The number of outstanding shares entitled to vote at the meeting is 15,543,214 shares of common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the annual meeting.

Q. What are the voting rights of

the holders of common stock?

A. Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q. How do I vote?

A. If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

(1) Over the Internet: If you have Internet access, you may authorize the voting of your shares by following the “Submit a proxy by Internet” instructions set forth on the enclosed proxy card. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2) By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

(3) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. A brokers’ proxy is not the form of proxy card enclosed with this proxy statement. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q. Can I change my vote?

A. Yes. You may revoke your proxy and change your vote at any time before the meeting. To do so, you must do one of the following:

(1) Submit a proxy over the Internet as instructed above. Only your latest Internet proxy is counted.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3) Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.

Q. Will my shares be voted if I

don’t return my proxy?

A. If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by returning your proxy or voting by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposal 1, the election of directors, and Proposal 2, ratification of the selection of our independent registered public accounting firm, are both considered routine matters. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them.

This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

Q. How many shares must be present

to hold the meeting?

A. A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are represented by a proxy submitted over the Internet or by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q. What vote is required to approve

each matter and how are votes

counted?

A. Proposal 1—Election of three Class I Directors

In order to be elected directors, each of the nominees for director must receive a plurality of the votes cast at the annual meeting. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the others.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Q. Are there other matters to be

voted on at the meeting?

A. We do not know of any other matters that may come before the meeting other than the election of three Class I directors and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting

results?

A. We expect to report the voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2007, which we anticipate filing with the Securities and Exchange Commission in August 2007.

Q. Who will bear the costs of

     soliciting these proxies?

A. We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report and/or proxy statement, please call us at 203-624-7000 or send a written request to ir@achillion.com or Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of March 1, 2007, or such earlier date as indicated below, with respect to the beneficial ownership of our common stock by:

•	each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•

our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006, whom we refer to collectively as our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 1, 2007 through the exercise of any warrant, stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Percentage of common stock outstanding is based on 15,543,214 shares of our common stock outstanding as of March 1, 2007. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days of March 1, 2007, and shares of common stock issuable upon exercise of warrants, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Atlas Venture Fund V, L.P. and affiliated entities(1) 890 Winter St., Suite 320 Waltham, MA 02451	2,039,824	13.06%

Schroder Ventures International Life Sciences Fund II LP1 and affiliated entities(2) 22 Church St. Hamilton, HM 11 Bermuda	1,773,175	11.36

Funds affiliated with Advent International Corporation(3) 75 State St., 29th Fl. Boston, MA 02109	1,159,440	7.44

Gilead Sciences, Inc. 333 Lakeside Dr. Foster City, CA 94404	1,115,839	7.18

Bear Stearns Health Innoventures, L.P. and affiliated entities(4) 383 Madison Ave., 30th Fl. New York, NY 10179	1,014,705	6.51

Sectoral Asset Management and affiliated persons(5) 2120-100 Sherbrook St. West Montreal PQ H3A 3G4	1,062,228	6.83

Directors
Michael D. Kishbauch(6)	387,624	2.43
Jason Fisherman, M.D.(3)	1,159,440	7.44
Jean-Francois Formela, M.D.(1)	2,039,824	13.06
James Garvey(2)	1,773,175	11.36
Michael Grey(11)	27,500	*
David I. Scheer(12)	78,331	*
Robert L. Van Nostrand	—	—
Christopher A. White	2,242	*

Other Named Executive Officers
Milind S. Deshpande, Ph.D.(7)	76,250	*
John C. Pottage, Jr., M.D.(8)	58,750	*
Gautam Shah, Ph.D.(9)	37,500	*
Mary Kay Fenton(10)	45,125	*
All current executive officers and directors as a group (12 individuals)(13)	5,685,761	34.84%

*	Represents holdings of less than one percent of our outstanding stock.

(1)	Consists of 25,900 shares and 935 shares issuable upon exercise of warrants held by Atlas Venture Entrepreneurs’ Fund V, L.P., 1,556,172 shares and 56,247 shares issuable upon exercise of warrants held by Atlas Venture Fund V, L.P. and 386,598 shares and 13,972 shares issuable upon exercise of warrants held by Atlas Venture Parallel Fund V-A, C.V. Jean-Francois Formela, M.D., a director of Achillion, is a senior partner of Atlas Venture. Dr. Formela disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.
(2)	Consists of 28,815 shares and 1,060 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme, 1,002,046 shares and 36,882 warrants held by Schroder Ventures International Life Sciences Fund II LP1, 426,766 shares and 15,707 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II LP2, 113,729 shares and 4,185 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II LP3, 15,456 shares and 568 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. and 123,419 shares and 4,542 shares issuable upon exercise of warrants held by SV (Nominees) Limited as nominee of Schroder Ventures Investments Limited. James Garvey, a director of Achillion, is the chief executive officer and a managing partner of SV Life Sciences Advisers, LLC which serves as investment adviser to the Schroder Ventures Life Sciences Funds. Mr. Garvey disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.
(3)	Consists of 1,006,582 shares and 38,778 shares issuable upon exercise of warrants held by Advent Healthcare and Life Sciences II Limited Partnership, 78,372 shares and 3,018 shares issuable upon exercise of warrants held by Advent Healthcare and Life Sciences II Beteiligung GmbH & Co. KG, 22,326 shares and 860 shares issuable upon exercise of warrants held by Advent Partners HLS II Limited Partnership and 9,152 shares and 352 shares issuable upon exercise of warrants held by Advent Partners Limited Partnership. Jason Fisherman, a director of Achillion, is a senior vice president of Advent International Corporation. Dr. Fisherman disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.
(4)	Consists of 91,989 shares and 3,267 shares issuable upon exercise of warrants held by Bear Stearns Health Innoventures Employee Fund, L.P., 116,662 shares and 4,143 shares issuable upon exercise of warrants held by Bear Stearns Health Innoventures Offshore, L.P., 141,812 shares and 5,037 shares issuable upon exercise of warrants held by Bear Stearns Health Innoventures, L.P., 65,910 shares and 2,340 shares issuable upon exercise of warrants held by BSHI Members, L.L.C. and 563,528 shares and 20,017 shares issuable upon exercise of warrants held by BX, L.P.
(5)	This information is taken from a Schedule 13G filed jointly by Sectoral Asset Management Inc., Jérôme G. Pfund and Michael Sjöström on February 13, 2007 and is as of December 31, 2006. Of the 1,062,228 shares of our common stock deemed beneficially owned, each of Sectoral Asset Management Inc., Jérôme G. Pfund and Michael Sjöström reports sole voting power as to 213,783 shares, shared voting power as to 643,720 shares and sole dispositive power as to 1,062,228 shares.
(6)	Consists of stock options to purchase 387,624 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2007.
(7)	Includes stock options to purchase 60,625 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2007.
(8)	Includes stock options to purchase 46,250 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2007.
(9)	Includes stock options to purchase 34,375 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2007.
(10)	Includes stock options to purchase 26,875 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2007.
(11)	Consists of stock options to purchase 27,500 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2007.
(12)	Consists of stock options to purchase 15,000 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2007 held by Mr. Scheer, 63,249 shares of common stock and 82 shares of common stock issuable upon exercise of warrants held by Scheer Investment Holdings III, LLC. David Scheer, a director of Achillion, is the managing member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC; Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(13)	Includes stock options to purchase 598,249 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2006 and 211,992 shares issuable upon exercise of warrants.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board has set the number of directors at eight. There are three Class I Directors, three Class II Directors and two Class III Directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are elected and qualified.

The persons named in the enclosed proxy will vote to elect as Class I Directors Dr. Formela and Messrs. Garvey and Scheer, unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Dr. Formela and Messrs. Garvey and Scheer will each hold office until our annual meeting of stockholders in 2010 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information of each member of the Board of Directors, including the nominees for election as Class I Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 1, 2007 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees for Term Expiring in 2010 (Class I Directors)

Jean-Francois Formela, M.D., age 50. Dr. Formela has served as a director of Achillion since January 2000 and currently serves on our compensation committee. Dr. Formela is a Senior Partner of Atlas Venture, which he joined in September 1993. Previously, he was Senior Director, Medical Marketing and Scientific Affairs at Schering-Plough, a pharmaceutical company. Dr. Formela also practiced emergency medicine at Necker University Hospital in Paris. Dr. Formela serves on the Board of Directors of ARCA Discovery, Inc., Adnexus Therapeutics, Inc., Resolvyx Pharmaceuticals, Inc. and SGX Pharmaceuticals, Inc. Dr. Formela holds an M.D. from Paris University School of Medicine and an M.B.A. from Columbia Business School.

James Garvey, age 60. Mr. Garvey has served as a director of Achillion since March 2001 and currently serves on our nominating and corporate governance committee and as chair of our compensation committee. Mr. Garvey joined SV Life Sciences Advisers, LLC, or SVLS (formerly Schroder Ventures Life Sciences Advisers, Inc.), a venture capital firm, in May 1995 and currently serves as the Chief Executive Officer and Managing Partner of SVLS. Prior to joining SVLS, Mr. Garvey was Managing Director for the Venture Capital division of Allstate Corporation, preceded by managing Allstate’s healthcare investment activity. He has held several senior management positions in companies with multinational operations including Kendall (Tyco) and Millipore. He was also President and CEO of start-ups Allegheny International Medical Technology and National Teledata. Mr. Garvey currently serves on the board of directors of CardioFocus, CHF Solutions, Cellutions, NeoVista and Sunrise “At Home”. Mr. Garvey received a B.S. degree from Northern Illinois University in 1969.

David I. Scheer, age 54. Mr. Scheer has served as a director of Achillion since August 1998 and currently serves on our nominating and corporate governance committee. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., a firm that provides corporate strategic advisory services, including with respect to corporate alliances, licensing arrangements, divestments and mergers and acquisitions, to publicly and privately-held companies, focusing on companies in the life sciences industry. Mr. Scheer is a director and

Chairman of the Board of Tengion, Inc. and Aegerion Pharmaceuticals, Inc. Mr. Scheer is also a member of the Advisory Board to the Harvard Malaria Initiative and to the Leadership Council for the Harvard School of Public Health. Mr. Scheer received an A.B., cum laude, from Harvard College and an M.S. from Yale University.

Directors Whose Terms Expire in 2008 (Class II Directors)

Michael Grey, age 54. Mr. Grey has served as a director of Achillion since November 2001 and currently serves as chair of our audit committee. Since January 2005, he has served as President and Chief Executive Officer of SGX Pharmaceuticals (formerly Structural GenomiX, Inc.), a biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. From December 1998 to April 2001, he served as a director of Trega Biosciences, Inc., a biopharmaceutical company acquired by Lion Bioscience AG in 2001. Prior to joining Trega, from November 1994 to August 1998, Mr. Grey served as President of BioChem Therapeutics, Inc., a division of BioChem Pharma, Inc., a pharmaceutical company. During 1994, Mr. Grey served as President and Chief Operating Officer of Ansan, Inc., a biopharmaceutical company. From 1974 to 1993, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, a pharmaceutical company, culminating in his position as Vice President, Corporate Development. Mr. Grey also serves on the Board of Directors of IDM Pharma, Inc. (formerly known as Epimmune Inc.) and Biomarin Pharmaceutical, Inc. Mr. Grey received a B.Sc. in Chemistry from the University of Nottingham, United Kingdom.

Michael D. Kishbauch, age 58. Prior to joining Achillion in July 2004 as our President, Chief Executive Officer and director, Mr. Kishbauch founded and served as President and Chief Executive Officer from September 2000 to July 2004 of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc. Mr. Kishbauch is a director of ARIAD Pharmaceuticals, Inc. Mr. Kishbauch holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Robert L. Van Nostrand, age 50. Mr. Van Nostrand has served as a director of Achillion since April 2007 and currently serves on our audit committee. Since May 2005, Mr. Van Nostrand has served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc. a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005, and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer since March 1992 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co. (currently Deloitte and Touche). Mr. Van Nostrand is currently the Chairman of the New York Biotechnology Association. He also serves on the Cold Spring Harbor DNA Learning Center Corporate Advisory Board and on the Foundation Board of Farmingdale University, and is an active member of the Association of Biofinance Officers. Mr. Van Nostrand is on the Board and Chairman of the Audit Committee of Apex Bioventures, Inc., a special purpose acquisition company focused in the life sciences industry, and Metabolix, Inc., a biotechnology company. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York, and he completed advanced management studies at the Wharton School, Philadelphia, Pennsylvania. He is a Certified Public Accountant.

Directors Whose Terms Expire in 2009 (Class III Directors)

Jason S. Fisherman, M.D., age 50. Dr. Fisherman has served as a director of Achillion since March 2000 and currently serves on our nominating and corporate governance committee. Dr. Fisherman is a Senior Vice President of Advent International Corporation, a global private equity firm where he specializes in biotechnology and emerging pharmaceutical investments, which he joined in 1996. From 1991 to 1994, Dr. Fisherman served as Senior Director of Medical Research for Enzon, Inc., a biopharmaceutical company, and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of several private healthcare companies. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania.

Christopher A. White, age 42. Mr. White has served as a director of Achillion since December 2003 and currently serves on our audit committee. Mr. White has served as Chief of Staff of Cowen and Company, LLC since December 2005 and as Chief Administrative Officer of Cowen and Company, LLC since June 2006. Mr. White has been the Vice President of Cowen Group, Inc. since its formation in February 2006. Previously, Mr. White served in the Merchant Banking Division of Cowen and Company, LLC, from March 2003 to December 2005. From November 1999 to March 2003, Mr. White served in the Equity Capital Markets Group of Cowen and Company, LLC where he covered the technology and consumer sectors. Prior to joining Cowen and Company, LLC, Mr. White worked at Salomon Smith Barney in the Equity Capital Markets Group. In addition, Mr. White has over seven years of experience as a practicing securities and mergers and acquisitions lawyer. Mr. White earned his B.A. from Amherst College and J.D. from the University of Michigan Law School.

Board Recommendation

The Board of Directors believes that the approval of the election of Dr. Formela and Messrs. Garvey and Scheer to serve as Class I directors is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that Achillion is managed for the long-term benefit of stockholders.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Garvey, Grey, Scheer, Van Nostrand or White or Drs. Fisherman or Formela has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. Our Board of Directors reached a similar determination with respect to Dr. Stefan Ryser, who served as a director from November 2001 until April 2007.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for the 2008 Annual Meeting.”

Board Meetings and Attendance

The Board of Directors held nine meetings, either in person or by teleconference, during the year ended December 31, 2006, or fiscal 2006. During fiscal 2006, each of our directors attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he then served.

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders.

Board Committees

The Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance, each of which operates under a written charter that has been approved by the Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.achillion.com.

The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions;

•	preparing the audit committee report required by SEC rules;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our registered public accounting firm.

The members of our Audit Committee are Messrs. Grey, Van Nostrand and White. Mr. Grey chairs the Audit Committee. Dr. Ryser served on our Audit Committee prior to his resignation from the Board in April 2007. Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules. During fiscal 2006, our Audit Committee held one formal meeting related to standard audit matters and held multiple informal meetings with members of management and our independent registered public accounting firm to discuss a variety of matters, most notably our filings of registration statements associated with our initial public offering.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate.

The members of our Compensation Committee are Dr. Formela and Mr. Garvey. Dr. Ryser served on our Compensation Committee prior to his resignation from the Board in April 2007. Mr. Garvey chairs the Compensation Committee. Our Compensation Committee met twice during fiscal 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

The members of our Nominating and Corporate Governance Committee are Dr. Fisherman and Messrs. Garvey and Scheer. Mr. Scheer chairs the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee did not meet during fiscal 2006.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Corporate Governance is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or Chair of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511-6624.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer, and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market Market listing standards concerning any amendments to, or waivers of, our code.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and discussed them with our management and registered public accounting firm.

The Audit Committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors

Michael Grey, Committee Chair
Stefan Ryser
Christopher White

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our registered public accounting firm, billed to us for each of the last two fiscal years. For fiscal 2006, audit fees include an estimate of amounts not yet billed.

Fee Category	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$1,048,699	$121,324
Audit-Related Fees(2)	—	—
Tax Fees(3)	29,050	8,000
All Other Fees(4)	3,100	—

Total Fees	$1,080,849	$129,324

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees for 2006 include $625,000 of fees for professional services rendered in connection with our initial public offering.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2006 and 2005. Tax advice and tax planning services relate to services provided for assistance with a tax appeal.

(4)	All other fees for fiscal 2006 consist of services provided for stock option tax planning education for employees.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires us to disclose in our proxy statement any transaction involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons. As described below, in

2006, we issued shares of our series C-2 convertible preferred stock to certain holders of 5% or more of our common stock and we received cost-share payments under our collaboration and license agreement with Gilead Sciences, a holder of 5% or more of our common stock.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

We became a public company upon our initial public offering on October 25, 2006, at which time we adopted a revised Audit Committee charter. In accordance with that charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Prior to the adoption of our revised Audit Committee charter, our Audit Committee was not responsible for, and did not review or approve related person transactions.

Since our initial public offering, in reviewing and approving related person transactions, the Audit Committee reviews and considers information regarding the related person transaction as it deems appropriate under the circumstances, which may include information such as the related person’s interest in the transaction, the approximate dollar value involved in the transaction, whether the transaction was undertaken in the ordinary course of business, whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party and the purpose of, and the potential benefits to us of, the transaction. The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with Achillion’s best interests.

Issuance of Series C-2 Convertible Preferred Stock

Prior to our initial public offering, in March 2006 and May 2006, we sold an aggregate of 12,270,815 shares of series C-2 convertible preferred stock at a price per share of $1.50 for an aggregate purchase price of $18,406,223. These shares, together with shares of series C-2 convertible preferred stock issued in satisfaction of accumulated dividends on our series C-2 convertible preferred stock automatically converted into shares of our common stock upon the completion of our initial public offering in the fourth quarter of 2006. Of the 12,270,815 shares of series C-2 convertible preferred stock issued, an aggregate of 7,635,059 shares of series C-2 convertible preferred stock were sold to the following holders of more than 5% of our common stock:

Name	Shares of Series C-2 Convertible Preferred Stock	Purchase Price
Atlas Venture Fund V, L.P. and affiliated entities(1)	897,428	$1,346,142
Schroder Ventures International Life Sciences Fund II LP1 and affiliated entities(2)	790,167	1,185,250
Funds affiliated with Advent International Corporation(3)	200,000	300,000
Bear Stearns Health Innoventures, L.P. and affiliated entities(4)	383,290	574,935
Gilead Sciences, Inc.	5,364,174	8,046,261

Total	7,635,059	$11,452,589

(1)	Consists of 11,808 shares held by Atlas Venture Entrepreneurs’ Fund V, L.P., 709,386 shares held by Atlas Venture Fund V, L.P. and 176,234 shares held by Atlas Venture Parallel Fund V-A, C.V. Jean-Francois Formela, M.D., a director of Achillion, is a senior partner of Atlas Venture.
(2)	Consists of 13,314 shares held by Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme, 462,967 shares held by Schroder Ventures International Life Sciences Fund II LP1, 197,175 shares held by Schroder Ventures International Life Sciences Fund II LP2, 52,546 shares held by Schroder Ventures International Life Sciences Fund II LP3, 7,142 shares held by Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. and 57,023 shares held by SV (Nominees) Limited as nominee of Schroder Ventures Investments Limited. James Garvey, a director of Achillion, is the chief executive officer and a managing partner of SV Life Sciences Advisers, LLC which serves as investment adviser to the Schroder Ventures Life Sciences Funds.

(3)	Consists of 180,320 shares held by Advent Healthcare and Life Sciences II Limited Partnership, 14,040 shares held by Advent Healthcare and Life Sciences II Beteiligung GmbH & Co. KG, 4,000 shares held by Advent Partners HLS II Limited Partnership and 1,640 shares held by Advent Partners Limited Partnership. Jason Fisherman, a director of Achillion, is a senior vice president of Advent International Corporation

(4)	Consists of 35,982 shares held by Bear Stearns Health Innoventures Employee Fund, L.P., 45,633 shares held by Bear Stearns Health Innoventures Offshore, L.P., 55,470 shares held by Bear Stearns Health Innoventures, L.P., 25,781 shares held by BSHI Members, L.L.C. and 220,424 shares held by BX, L.P. Stefan Ryser, a former director of Achillion, is a managing partner of Bear Stearns Health Innoventures, L.P.

Collaboration and License Agreement with Gilead Sciences, Inc.

In November 2004, we entered into a research collaboration and license agreement with Gilead Sciences, Inc., which holds approximately 7% of our common stock, pursuant to which we agreed to collaborate exclusively with Gilead Sciences throughout the world to develop and commercialize compounds for the treatment of chronic hepatitis which inhibit the replication of HCV, the virus that causes hepatitis C, through a novel mechanism of action targeting the NS4A protein. Research and development activities prior to proof-of-concept will be overseen by a research committee comprised of equal numbers of our representatives and representatives from Gilead Sciences. The joint research committee shall assign research and development tasks, agree upon a budget for the research program, and share equally in the related costs. In addition, the parties may agree at any time to increase or decrease the research budget. Prior to proof-of-concept, any disputes within the joint research committee that cannot be resolved between designated executives of each party will be resolved by Gilead Sciences.

According to the current jointly-agreed upon research plan for our next generation NS4A antagonist, the joint research committee determined that we would perform certain early-stage preclinical activities while Gilead would perform later preclinical and clinical studies. We would continue to be responsible for back-up activities until such time as proof-of-concept is achieved, and Gilead Sciences would continue to be responsible for manufacturing, formulation and commercialization activities.

Gilead Sciences is otherwise responsible for all development and commercialization of compounds, including all regulatory filings and clinical trials after proof-of-concept. Gilead Sciences is responsible for the manufacturing of compounds throughout all stages of development and commercialization. Gilead Sciences has agreed under the agreement to use reasonably diligent efforts to develop and commercialize at least one compound in each of the United States, Japan, Germany, France, Italy, Spain and the United Kingdom. In connection with Gilead Sciences’ exclusive right to market and commercialize products, we have a one-time option to participate on a limited basis in the marketing effort in the United States. Pursuant to the terms of the collaboration agreement, Gilead Sciences must provide us with notice following commencement of a phase III clinical trial and prior to filing of an NDA. We must then notify Gilead Sciences whether we intend to designate field-based personnel to support their commercial activities within the United States. Following Gilead Sciences’ receipt of our notice, the parties must negotiate in good faith to determine the number of Achillion field-based personnel and the manner of their participation. These field-based personnel will operate under the supervision of Gilead Sciences and receive training at a similar level to equivalent Gilead Sciences field-based personnel. We bear the costs associated with the commercial participation of our field-based personnel; provided, however, that Gilead Sciences shall bear the expense of training. Our participation does not change the amount of any royalty payments Gilead Sciences is obligated to pay us on net sales of any drugs pursuant to our collaboration agreement. Under the agreement, Gilead Sciences is required to make royalty payments, if any, to us until the end of the royalty term, which is the earlier of (i) ten years following the date of the first commercial sale of a compound or (ii) the expiration of the last Achillion patent or patent owned jointly with Gilead Sciences.

We received $10.0 million from Gilead Sciences upon the execution of the agreement, consisting of license fees and an equity investment, and could receive up to $157.5 million in development, regulatory and sales milestone payments, assuming the successful simultaneous development of a lead and back-up compound, and annual sales in excess of $600 million. We could also receive royalties on net sales of products. Through

March 31, 2007, we shared equally with Gilead Sciences all costs of the research program through proof-of-concept, subject to an agreed-upon cap. Effective April 1, 2007 and through proof-of-concept, we and Gilead Sciences amended our collaboration agreement such that each party’s own internal costs, substantially full-time equivalent personnel costs, will be borne by each party and external research costs will continue to be shared equally by the parties. We expect that Achillion and Gilead Sciences will each contribute roughly one half of total personnel hours. After proof-of-concept, Gilead Sciences will assume all costs for development and commercialization of compounds, other than a portion of patent prosecution costs that we have agreed to pay.

The agreement will expire on the last to expire royalty term. In addition, Gilead Sciences may terminate the agreement for any reason by providing us with 120 days notice. Either party has the right to terminate for material breach, though we may terminate for Gilead Sciences’ breach only on a market-by-market basis and, if applicable, a product-by-product basis.

During the fiscal year ended December 31, 2006, we received an aggregate of $3,011,000 in cost-share payments from Gilead Sciences under this agreement.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The primary objective of the Compensation Committee of our Board of Directors with respect to executive compensation is to attract, retain, and motivate the best possible executive talent. The Compensation Committee strives to tie short and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve this objective, the Compensation Committee has maintained, and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our research, clinical, regulatory, business development, and operational performance.

Compensation Processes

The Compensation Committee is responsible for reviewing and monitoring compensation programs for our Chief Executive Officer and our other named executive officers. Management makes recommendations about compensation plans to the Compensation Committee by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. We believe that the practices of this group of companies provide us with an appropriate starting place for compensation benchmarks, because these companies have similar organizational structures and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from those companies that are located in the same geographic region, that have a similar number of employees, and that are at a similar stage of development as our company.

Based on management’s analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with approximately the mean of the companies with a similar number of employees represented in the compensation data we review.

We operate within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills and the relative need within Achillion for someone with those skills.

Management has implemented, and the Compensation Committee has approved, an annual performance management program under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the corporation as a whole, for each individual executive, and by extension, the functional department that executive is responsible for. Annual corporate goals are proposed by management and approved by the Board of Directors at the beginning of each calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. Individual and department goals are proposed by each executive and approved by the Chief

Executive Officer during the first quarter of each calendar year. Annual individual and department goals focus on contributions, which facilitate the achievement of the corporate goals. The Chief Executive Officer’s goals and our named executive officers’ goals are reviewed and approved by the Compensation Committee.

During the last two months of the calendar year, our Chief Executive Officer, management and/or the Compensation Committee evaluate individual, department, and corporate performance against the written goals for the completed year and annual salary increases, annual bonuses, and annual stock option awards granted to our employees are tied to the achievement of these goals. Consistent with our compensation philosophy, each non-executive employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance, and, in some cases, input from others within the company. This process leads to a recommendation by management for annual employee salary increases, annual stock option awards, and bonuses, if any, which is then reviewed and approved by the Compensation Committee. Our executive officers, other than the Chief Executive Officer, submit their self-assessments to the Chief Executive Officer, who performs the individual evaluations and submits recommendations for salary increases, bonuses, and stock option awards, which are reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee and the Compensation Committee determines his salary increases, bonuses, and stock option awards. For all employees, including our executive officers, annual base salary increases, annual stock option awards, and annual bonuses, to the extent granted, are implemented effective the first day of the new calendar year.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the mean of the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance management program and increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If necessary, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review, if we identify significant market changes in our data analysis. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all executives and certain other employees. Our Board of Directors has established cash bonus targets for different positions or ranks of employees within our organization. Although the Board or Compensation Committee has discretion to adjust these targets, no changes were made in 2006. The targets generally range from 5% to 25% of base salary. The ultimate amount of the cash bonus paid depends on the level of achievement of the stated corporate, department, and individual performance goals. The current target annual performance-based cash bonus percentage is 25% of base salary for all executives, other than our Chief

Executive Officer, including vice presidents and senior vice presidents, and is 50% of base salary for our Chief Executive Officer. In its discretion, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which certain goals are both met and exceeded.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2006 Stock Incentive Plan allows for the grant to employees, including executive officers, of stock options, restricted stock, and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall compensation program. Our Board of Directors has authorized our Compensation Committee to make initial equity grants, as well as annual grants of options to all of our employees.

Initial stock option awards. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review.

Restricted stock awards. While both our 1998 Stock Option Plan and 2006 Stock Incentive Plan permit the issuance of restricted stock awards to executive officers and certain high level non-executive employees, no such restricted stock awards have been issued to date, except that prior to our initial public offering, we granted options that were exercisable immediately for shares of restricted stock that vest over a specified period of time. The Compensation Committee may, in the future, issue restricted stock awards in order to achieve its compensation plan objectives.

Annual stock option awards. Our practice is to make annual stock option awards as part of our overall performance management program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. As part of the year-end compensation review by our Compensation Committee, management recommends, and the Compensation Committee approves, a pool of options to be granted to non-officer employees. The amount of this pool is based upon the number of shares required to reach competitive levels of employee ownership for companies represented in the compensation data we review. Also as part of the year-end compensation review by our Compensation Committee, our CEO recommends, and the Compensation Committee approves, certain option grants to executive officers. The amount of those grants is based upon the number of shares required to reach mean levels of stock ownership for officers in similar positions within the companies represented in the compensation data we review.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) plan. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the employee recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses, and/or to create additional incentive for an employee to join our company in a position where there is high market demand.

Termination Based Compensation

Severance. Upon termination of employment, most executive officers and all of our named executive officers are entitled to receive severance payments under their employment agreements. In setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. Further, in cases of change in control, the Compensation Committee believes such severance arrangements minimize operational disruption due to executive departures and help ensure smooth transition of the officer’s responsibilities. Our employment agreements with our named executive officers other than our Chief Executive Officer provide for severance payments to such officers in an amount equal to six months base salary upon termination without cause, or upon resignation for good reason (including us requiring him or her to relocate such that his or her daily commute exceeds 60 miles) within 12 months following a change in control. Our Chief Executive Officer’s employment agreement provides severance of 12 months of base salary if his employment is terminated without cause, or if he resigns for good reason (including us requiring him or her to relocate such that his or her daily commute exceeds 60 miles) within 12 months following a change in control, or if he resigns due to us requiring him to relocate such that his daily commute exceeds 60 miles, whether or not in connection with a change in control. We believe that the severance packages of our executive officers are generally in line with severance packages offered to similar executive officers of the companies of similar size to us represented in the compensation data we reviewed.

Acceleration of vesting of equity-based awards. Our employment agreements with our named executive officers and certain provisions of our stock option agreements with such officers provide for the acceleration of vesting as to 50% (100% in the case of our Chief Executive Officer) of the original number of stock options granted to the officer if he or she is terminated for certain reasons after a change of control, which we refer to as “double trigger” acceleration. In addition, our employment agreements with our named executive officers provide for the acceleration of vesting as to 25% of the original number of stock options granted to the executive upon the occurrence of a change of control regardless of whether the executive’s employment is terminated, which we refer to as “single trigger” acceleration. We believe that “double trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change of control and provides an incentive for officers to remain with the company despite the uncertainties raised by a possible change of control, while the single trigger provides an incentive for officers to pursue change of control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

James Garvey, Chair
Jean-Francois Formela, M.D.
Stefan Ryser, M.D.

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal year ended December 31, 2006 for our chief executive officer, our chief financial officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2006. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Michael Kishbauch, Director, President, and CEO	2006	340,800	335,303	170,400	281	846,784

Mary Kay Fenton, Vice President and CFO	2006	181,000	42,234	47,875	281	271,390

John Pottage, Senior Vice President and Chief Medical Officer	2006	248,600	54,344	62,150	281	365,375

Milind Deshpande, Senior Vice President and Chief Scientific Officer	2006	236,500	57,226	59,125	281	353,132

Gautam Shah, Senior Vice President and Chief Compliance Officer	2006	237,500	39,841	60,920	281	338,542

(1)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2006. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2006, included in our annual report on Form 10-K for the fiscal year ended December 13, 2006 filed on March 29, 2007.

(2)	The amounts in this column reflect cash performance-based bonus awards paid to our named executive officers in January 2007 under our 2006 annual performance management program.

(3)	The amounts in this column consist of life insurance premiums paid by Achillion.

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2006 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Target Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)	Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options Awards (2) ($)
Michael Kishbauch,	12/19/06		160,000	(3)	14.75	1,577,980
Director, President, and CEO		120,400

Mary Kay Fenton,	12/19/06		49,000	(3)	14.75	483,257
Vice President and CFO		45,250

John Pottage,	12/19/06		40,000	(3)	14.75	394,495
Senior Vice President and Chief Medical Officer		62,150

Milind Deshpande,	12/19/06		46,000	(3)	14.75	453,669
Senior Vice President and Chief Scientific Officer		59,125

Gautam Shah,	12/19/06		22,000	(3)	14.75	216,972
Senior Vice President and Chief Compliance Officer		59,375

(1)	Reflects the potential cash bonus that could have been earned under our 2006 annual performance management program. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are both met and exceeded. The amounts actually paid to the named executive officers for performance in 2006 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The amounts reported in this column are computed in accordance with SFAS 123R.

(3)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

Information Relating to Equity Awards and Holdings

Fiscal Year 2006 Equity Awards

All of the stock option awards disclosed in the Grants of Plan-Based Awards table were awarded by our Compensation Committee as part of the annual option award grants to our officers and employees. These awards represent compensation for performance in 2006. All of the stock options in the Grants of Plan-Based Awards table were issued under our 2006 Stock Incentive Plan and were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

Outstanding Equity Awards

The following table sets forth information concerning stock options on December 31, 2006, the last day of our fiscal year, for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael Kishbauch, Director, President, and CEO	270,627 116,997 —	(1) (1)	— — 160,000	(2)	1.60 4.00 14.75	7/20/2014 12/20/2015 12/19/2016

Mary Kay Fenton, Vice President and CFO	3,125 10,625 13,125 —	(1) (1) (1)	— — — 49,000	(2)	1.60 1.60 4.00 14.75	9/10/2013 12/16/2014 12/20/2015 12/19/2016

John Pottage, Senior Vice President and Chief Medical Officer	1,875 15,000 13,125 16,250 —	(1) (1) (1) (1)	— — — — 40,000	(2)	1.60 1.60 1.60 4.00 14.75	12/18/2012 9/10/2013 12/16/2014 12/20/2015 12/19/2016

Milind Deshpande, Senior Vice President and Chief Scientific Officer	12,500 18,750 13,125 16,250 —	(1) (1) (1) (1)	— — — — 46,000	(2)	1.60 1.60 1.60 4.00 14.75	12/18/2012 9/10/2013 12/16/2014 12/20/2015 12/19/2016

Gautam Shah, Senior Vice President and Chief Compliance Officer	15,000 6,250 13,125 —	(1) (1) (1)	— — — 22,000	(2)	1.60 1.60 4.00 14.75	5/26/2014 12/16/2014 12/20/2015 12/19/2016

(1)	These options were immediately exercisable on the date of grant for shares of restricted stock which vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter. The following table sets forth, for each named executive officer, the grant date and the number of options outstanding that were vested as of December 31, 2006:

Name	Grant Date	Number of Shares Underlying Unexercised Stock Option Grant	Number of Shares Underlying Stock Option Grant that were Exercisable for Vested Shares as of 12/31/06
Michael Kishbauch	7/20/04 12/20/05	270,627 116,997	152,227 29,249

Mary Kay Fenton	9/10/03 12/16/04 12/20/05	3,125 10,625 13,125	2,539 5,312 3,281

John Pottage	12/18/02 9/10/03 12/16/04 12/10/05	1,875 15,000 13,125 16,250	1,875 12,187 6,562 4,062

Milind Deshpande	12/18/02 9/10/03 12/16/04 12/10/05	12,500 18,750 13,125 16,250	12,500 15,234 6,562 4,062

Gautam Shah	5/26/04 12/16/04 12/20/05	15,000 6,250 13,125	11,328 3,125 3,281

(2)	These options were granted on December 19, 2006. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

The following table sets forth information concerning stock options exercised and restricted stock that vested in 2006 for each of the named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Michael Kishbauch, Director, President, and CEO	—	—	—	—

Mary Kay Fenton, Vice President and CFO	1,250	16,538	—	—

John Pottage, Senior Vice President and Chief Medical Officer	—	—	1,563	17,975

Milind Deshpande, Senior Vice President and Chief Scientific Officer	—	—	—	—

Gautam Shah, Senior Vice President and Chief Compliance Officer	3,125	44,969	—	—

(1)	Calculated by multiplying the number of shares times the difference of the closing price of the stock on the date of exercise less the exercise price.

(2)	These shares were issued prior to our initial public offering upon the exercise of options that were immediately exercisable for shares of restricted stock. Because our common stock was not publicly traded at the time the shares vested, the value realized on vesting is calculated by multiplying the number of shares that vested during 2006 times the initial public offering price of our common stock, which was $11.50. As of June 4, 2006, all of Dr. Pottage’s shares vested and are no longer subject to restriction.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Michael D. Kishbauch

In July 2004, we entered into an employment agreement with Michael D. Kishbauch, our President and Chief Executive Officer, for an initial term that expires on December 31, 2006. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under the agreement, Mr. Kishbauch currently receives an annual base salary of $363,000, subject to adjustment at the discretion of our Board of Directors. In addition, Mr. Kishbauch is entitled to receive an annual performance bonus of up to 50% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals mutually agreed upon between the Board and Mr. Kishbauch. Mr. Kishbauch is also entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we paid Mr. Kishbauch a signing bonus of $50,000 and granted him an option to purchase 270,627 shares of our common stock, which vests over four years.

Under the agreement, either we or Mr. Kishbauch may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Mr. Kishbauch may terminate the agreement (i) if we require him to relocate such that his daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Mr. Kishbauch terminates his employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate his employment upon 15 days notice, we are required to continue to pay Mr. Kishbauch his then-current salary until the earlier of eighteen months following the date of employment termination or the date upon which Mr. Kishbauch commences full-time employment with another company, but in any event for at least 12 months. If Mr. Kishbauch terminates his employment as described in (i) or (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Mr. Kishbauch will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Mr. Kishbauch will vest and become immediately exercisable.

Mary Kay Fenton

In September 2003, we entered into an amended and restated employment agreement with Mary Kay Fenton, which was further amended in February 2006. The agreement expires on December 31, 2007 and is thereafter automatically renewable for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Ms. Fenton currently receives an annual base salary of $200,000, subject to adjustment at the discretion of our Board of Directors. In addition, Ms. Fenton is entitled to receive an annual performance bonus of up to 25% of her annual base salary, to be paid at the discretion of the Board of Directors if she achieves certain performance goals. Ms. Fenton is entitled to participate in all benefit programs available to our other employees, to the extent her position, salary, age and other qualifications make her eligible to participate. In connection with the execution of the agreement, we granted Ms. Fenton an option to purchase 10,625 shares of our common stock, which vests over four years.

The agreement may be terminated (i) by us for cause, (ii) by Ms. Fenton for good reason within 12 months following a change in control or similar corporate transaction or (iii) at the election of either party upon at least 15 days prior written notice. If Ms. Fenton’s employment with us is terminated by Ms. Fenton pursuant to (ii) above or by us pursuant to (iii) above, we are required to continue to pay Ms. Fenton her then-current salary until the earlier of the date that is six months after the date of termination or the date when Ms. Fenton commences full-time employment with another company. If Ms. Fenton terminates her employment as described in (ii) above or if we terminate her employment within 12 months following a change in control or similar corporate transaction, 50% of the original number of stock options granted to Ms. Fenton immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of stock options granted to Ms. Fenton will vest and become immediately exercisable.

John C. Pottage, Jr., M.D.

In September 2003, we entered into an amended and restated employment agreement with John C. Pottage, which was further amended in February 2006. The agreement expires on December 31, 2007 and is thereafter automatically renewable for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Dr. Pottage currently receives an annual base salary of $264,800, subject to adjustment at the discretion of our Board of Directors. In addition, Dr. Pottage is entitled to receive an annual performance bonus of up to 25% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. Dr. Pottage is entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we granted Dr. Pottage an option to purchase 15,000 shares of our common stock, which vests over four years.

The agreement may be terminated (i) by us for cause, (ii) by Dr. Pottage for good reason within 12 months following a change in control or similar corporate transaction or (iii) at the election of either party upon at least 15 days prior written notice. If Dr. Pottage’s employment with us is terminated by Dr. Pottage pursuant to (ii) above or by us pursuant to (iii) above, we are required to continue to pay Dr. Pottage his then-current salary until the earlier of the date that is six months after the date of termination or the date when Dr. Pottage commences full-time employment with another company. If Dr. Pottage terminates his employment as described in (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, 50% of the original number of stock options granted to Dr. Pottage will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of stock options granted to Dr. Pottage will vest and become immediately exercisable.

Milind S. Deshpande, Ph.D.

In September 2003, we entered into an amended and restated employment agreement with Milind Deshpande, Ph.D., which was further amended in February 2006. The agreement expires on December 31, 2007 and is thereafter automatically renewable for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Dr. Deshpande currently receives an annual base salary of $254,300, subject to adjustment at the discretion of our Board of Directors. In addition, Dr. Deshpande is entitled to receive an annual performance bonus of up to 25% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. Dr. Deshpande is entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we granted Dr. Deshpande an option to purchase 18,750 shares of our common stock, which vests over four years.

The agreement may be terminated (i) by us for cause, (ii) by Dr. Deshpande for good reason within 12 months following a change in control or similar corporate transaction or (iii) at the election of either party upon at least 15 days prior written notice. If Dr. Deshpande’s employment with us is terminated by Dr. Deshpande pursuant to (ii) above or by us pursuant to (iii) above, we are required to continue to pay Dr. Deshpande his then-current salary until the earlier of the date that is six months after the date of employment termination or the date when Dr. Deshpande commences full-time employment with another company. If Dr. Deshpande terminates his employment as described in (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, 50% of the original number of stock options granted to Dr. Deshpande will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of stock options granted to Dr. Deshpande will vest and become immediately exercisable.

Gautam Shah, Ph.D.

In May 2004, we entered into an employment agreement with Gautam Shah, Ph.D., which was amended in February 2006. The agreement expires on December 31, 2007 and is thereafter automatically renewable for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Dr. Shah currently receives an annual base salary of $253,000, subject to adjustment at the discretion of our Board of Directors. In addition, Dr. Shah is entitled to receive an annual performance bonus of up to 25% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. Dr. Shah is entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we granted Dr. Shah an option to purchase 18,125 shares of our common stock, which vests over four years.

The agreement may be terminated (i) by us for cause, (ii) by Dr. Shah for good reason within 12 months following a change in control or similar corporate transaction or (iii) at the election of either party upon at least 15 days prior written notice. If Dr. Shah’s employment with us is terminated by Dr. Shah pursuant to (ii) above or by us pursuant to (iii) above, we are required to continue to pay Dr. Shah his then-current salary until the earlier of the date that is six months after the date of employment termination or the date when Dr. Shah commences full-time employment with another company. If Dr. Shah terminates his employment as described in (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, 50% of the original number of stock options granted to Dr. Shah will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of stock options granted to Dr. Shah will vest and become immediately exercisable.

The potential termination and change-in-control payments pursuant to the employment agreements described above with our named executive officers are set forth in the table below.

Potential Termination and Change in Control Payments

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a change in control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in-Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a change in control) ($)
Michael Kishbauch	Severance Payments			511,200	(1)	511,200	(1)	511,200	(1)
	Market Value of Stock Vesting(2)	186,192	(3)			2,998,212	(4)

	Total	186,192		511,200		3,509,412		511,200

Mary Kay Fenton	Severance Payments			90,500	(1)	90,500	(1)
	Market Value of Stock Vesting(2)	25,532	(3)			198,379	(5)

	Total	25,532		90,500		288,879		0

John Pottage	Severance Payments			124,300	(1)	124,300	(1)
	Market Value of Stock Vesting(2)	27,413	(3)			261,631	(5)

	Total	27,413		124,300		385,931		0

Milind Deshpande	Severance Payments			118,250	(1)	118,250	(1)
	Market Value of Stock Vesting(2)	30,409	(3)			275,913	(5)

	Total	30,409		118,250		394,163		0

Gautam Shah	Severance Payments			118,750	(1)	118,750	(1)
	Market Value of Stock Vesting(2)	123,169	(3)			193,056	(5)

	Total	123,169		118,750		311,806		0

(1)	Represents a lump sum payment equal to up to six months of the executive’s base salary at the time of termination and 12 months base salary in the case of Mr. Kishbauch.

(2)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 29, 2006, or $16.11 per share.

(3)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.

(4)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

(5)	Represents the acceleration of vesting as to 50% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006.

Equity Compensation Table

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,207,778	(1)	$6.58	338,500	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,207,778			338,500

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 1998 stock option plan and our 2006 stock incentive plan.

(2)	Includes shares of our common stock issuable under our 2006 stock incentive plan.

Compensation of Directors

In December 2006, our Compensation Committee approved our Director Compensation Policy. Effective for fiscal year 2007, each of our non-employee directors receives (i) a fee of $1,500 for each Board meeting that such non-employee director attends in person, (ii) a fee of $500 for each Board meeting at which the director participates telephonically and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, each non-employee director who is not affiliated with a venture capital firm that is a stockholder of Achillion receives an annual retainer of $20,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee or Nominating or Corporate Governance Committee receive a fee of $500 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board. The Chairperson of the Audit Committee receives an additional annual retainer of $10,000, and each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual retainer of $5,000.

In addition, each non-employee director receives (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 15,000 shares of our common stock which vests immediately upon election and (ii) an annual stock option grant for the purchase of 15,000 shares of our common stock under our 2006 stock incentive plan, which vests over a four-year period. We do not compensate directors who are also our officers or employees for service as directors.

Prior to the adoption of our Director Compensation Policy in December 2006, we generally did not compensate our directors for service on our Board, except that on several occasions we granted stock options to directors who were not employees of Achillion and who were not affiliated with a venture capital firm that is a stockholder of Achillion. Two such directors, Messrs. Grey and Scheer, each received in 2006, under our 2006 stock incentive plan, a stock option to purchase 15,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant, which was $14.75 per share. These options were immediately vested and terminate on the earlier to occur of ten years after the date of grant or 90 days after the director’s services on the Board ceases or, if the director’s service is terminated by reason of death or disability, one year after the director’s services ceases.

The following table sets forth information concerning the compensation of our directors who are not also named executive officers for the fiscal year ended December 31, 2006:

	Director Compensation
Name	Fees Earned or Paid in Cash	Option Awards ($) (1)(2)(3)	All Other Compensation ($)	Total ($)
Michael Grey		150,400		150,400
David Scheer		147,456		147,456
James Garvey
Jean-Francois Formela
Jason Fisherman
Stefan Ryser(4)
Christopher White

(1)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2006. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are include in Note 12 to our audited financial statements for fiscal 2006, included in our annual report on Form 10-K for the fiscal year ended December 13, 2006 filed on March 29, 2007.

(2)	As of December 31, 2006, Mr. Grey held an aggregate of 27,500 options and Mr. Scheer held an aggregate of 15,000 options. Our other non-employee directors do not hold options.

(3)	The number of shares underlying stock options granted to our non-employee directors in 2006 and the grant date fair value of such stock options is:

(4)	Dr. Ryser resigned from the Board in April 2007.

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2006	Grant Date FairValue of Stock Option Grants in 2006
Michael Grey	12/19/2006	15,000	$147,936
David Scheer	12/19/2006	15,000	$147,936

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Dr. Formela and Mr. Garvey. Dr. Ryser served on the Compensation Committee prior to his resignation from the Board in April 2007. No member of the Compensation Committee was at any time during 2006, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2007 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2006 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements, with the following exceptions. Each of Messrs. Kishbauch, Grey and Scheer, Drs. Deshpande, Shah and Pottage and Ms. Fenton failed to file on a timely basis Forms 4 reporting annual option grants such reporting persons received on December 19, 2006. In addition, Ms. Fenton and Dr. Shah failed to file on a timely basis Forms 4 reporting the exercise of options on December 18, 2006 and December 4, 2006, respectively.

Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than January 1, 2008 for inclusion in the proxy statement for that meeting.

In addition, our By-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8). The required notice must be received by our Secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of stockholders. The advance notice provisions of our By-laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act.

By Order of the Board of Directors,

MARY KAY FENTON
Secretary

April 30, 2007

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Form of Proxy Card

ÚIF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Ú

[Achillion Logo]

Proxy — ACHILLION PHARMACEUTICALS, INC.

PROXY FOR THE ANNUAL MEETING OF MEETING OF STOCKHOLDERS

to be held on June 6, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Michael D. Kishbauch or Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2007 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL NUMBER 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[Achillion Logo]

MR. A SAMPLE	Electronic Voting Instructions

ADDRESS 1	You may submit a proxy by Internet!
ADDRESS 2	Available 24 hours a day, 7 days a week!

ADDRESS 3	VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet must be received by 1:00 a.m. Central Time on June 6, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Submit a proxy by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website
Annual Meeting Proxy Card

ÚIF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Ú

A. Proposals — A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS

1. Election of Directors:    01 - Jean-Francois Formela                02 - James Garvey            03 - David Scheer                                +

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

	01	02	03
☐ For all EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding number boxes to the right	☐	☐	☐

	For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

In their discretion the proxy holders are authorized to vote upon such other business, if any, that may properly come before the meeting and any adjournment of the meeting.

B. Non–Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — Sign Here- This section must be completed for your vote to be counted — Date and Sign Below.

Please be sure to sign and date this Proxy Appointment Form.

Please sign this proxy exactly as you name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership only authorized persons should sign.

Date (mm/dd/yyyy)	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
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